Exhibit 10.6
FIRST AMENDMENT TO
SECOND A&R COMMON SECURITY AND ACCOUNT AGREEMENT

This First Amendment, dated as of April 22, 2024 (the “First Amendment”), amends the Second Amended and Restated Common Security and Account Agreement, dated as of June 15, 2022 (as amended, amended and restated, modified or supplemented from time to time, the “Common Security and Account Agreement”), by and among Cheniere Corpus Christi Holdings, LLC (the “Company”), Corpus Christi Liquefaction, LLC, Cheniere Corpus Christi Pipeline, L.P. and Corpus Christi Pipeline GP, LLC (the “Guarantors” and, together with the Company, the “Securing Parties”), the Senior Creditor Group Representatives party thereto and that accede thereto from time to time, for the benefit of all Senior Creditors, Société Générale as Intercreditor Agent for the Facility Lenders and any Hedging Banks, Société Générale as Security Trustee, and Mizuho Bank, Ltd. as Account Bank. All capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in the Common Security and Account Agreement.
WHEREAS, the Loan Parties wish to enter into this First Amendment; and
WHEREAS, the Intercreditor Agent is executing this amendment as set forth herein pursuant to Section 12.14 (Amendments) of the Common Security and Account Agreement and Section 3 (Voting and Decision Making) and Section 4 (Modifications; Instructions; Other Relationships) of the Intercreditor Agreement.
NOW, THEREFORE, in consideration of the mutual covenants contained herein, and subject to the terms and conditions herein set forth, the parties hereto agree as follows:
Section 1. Amendments to Common Security and Account Agreement. The Common Security and Account Agreement is hereby amended by:
(a)amending Section 2.3(a)(ii)(D) and (E) and adding Section 2.3(a)(ii)(F) (Pro Rata Payment of Senior Debt Obligations) to the Common Security and Account Agreement by inserting the double-underlined text (example: double-underlined text) and deleting the stricken text (example: ~~stricken text~~) as set forth below:
“(D)    each of the payments of Breakage Costs and other similar amounts required to be paid pursuant to an individual Senior Debt Instrument only (as referred to in Section 3.6 (Prepayment Fees and Breakage Costs) of the Common Terms Agreement and any comparable provision of any other Senior Debt Instrument then in effect) and including any cash collateralization of letters of credit required pursuant to the terms of any Working Capital Debt shall not be required to be made as a Pro Rata Payment; ~~and~~”

“(E)    any other payments or prepayments to a Senior Creditor in respect of which it waives its right to a Pro Rata Payment under its Senior Debt Instrument (including, in respect of Facility Lenders, the proviso to Section 3.7 (Pro Rata Payment) of the Common Terms Agreement (and any comparable provision in any other Senior Debt Instrument then in effect)) which waiver shall be deemed to be a waiver of its right to receive a Pro Rata Payment in accordance with this Section 2.3(a) (Payments and Prepayments – Pro Rata Payment of Senior Debt Obligations) as a result of which such Senior Creditor shall not require a Pro Rata Payment or prepayment to such Senior Creditor.; and”
“(F)    any voluntary or optional prepayment, redemption or market purchase of Senior Debt Obligations (including any series of Senior Notes, in whole or in part) shall not be required to be made as a Pro Rata Payment; provided that such prepayment, redemption or market purchase is made using the proceeds of Replacement Senior Debt in compliance with the requirements set forth in Section 6.3 (Replacement Senior Debt) of the Common Terms Agreement (or any comparable provision of any other Senior Debt Instrument then in effect) or using funds eligible to make Restricted Payments.”
(b)amending Section 3.2(f)(ii) (Real Property) of the Common Security and Account Agreement by inserting the double-underlined text (example: double-underlined text) and deleting the stricken text (example: ~~stricken text~~) as set forth below:
“(ii)    The Company shall deliver an executed deed of trust or an amendment to or amendment and restatement of an existing deed of trust, substantially in the applicable form attached as Schedule I-1 (Form of Deed of Trust (CCL)) or Schedule I-2 (Form of Modification and Release Agreement (CCP)) (or in form and substance reasonably acceptable to the Security Trustee), to include all Real Estate of the Securing Parties acquired or otherwise established after the Stage 3 Closing that (x) has a purchase price in excess of $~~10,000,000 or is otherwise material to the operation of the Development~~50,000,0000 or (y) consists of Real Estate on which any Expansion that is, or includes, an LNG Train is constructed (A) no later than 60 days following such acquisition or establishment in the case of Real Estate of any Securing Party other than relating to the Corpus Christi Pipeline Expansion and (B) in the case of Real Estate relating to the Corpus Christi Pipeline Expansion, no later than 60 days following the acquisition or establishment of the last Real Estate required for the commissioning of the Corpus Christi Pipeline Expansion or, if earlier, the date of the scheduled commissioning of the Corpus Christi Pipeline Expansion (or, in each case, such later period as reasonably agreed in writing by the Security Trustee), together with all documents and instruments required under the law of the State of Texas to perfect the Security Interest of the Security Trustee in such Common Collateral free of any other pledges, security interests or deeds of trust, except Permitted Liens. In connection with any such deed of trust entered into by CCL, CCL (x) shall also deliver a Title Policy meeting the requirements within the definition of such term based on the applicable Real Estate covered by such deed of trust, and (y) prior to the Term Loan Discharge Date, shall use commercially reasonable efforts to obtain and deliver a Flood Certificate consistent with the Flood Certificate described in Section 14(B) of Schedule L (Schedule of Minimum Insurance) of the Common Terms Agreement.”
(c)deleting each of clauses (c) and (e) of Section 3.4 (Direct Agreements) of the Common Security and Account Agreement in its entirety and replacing it with the reference “[Reserved]”
(d)amending clause (h) and adding a new clause (m) to Section 3.4 (Direct Agreements) of the Common Security and Account Agreement by inserting the double-underlined text (example: double-underlined text) and deleting the stricken text (example: ~~stricken text~~) as set forth below:
(h)    For the avoidance of doubt, the Securing Parties shall not be required to (i) obtain Direct Agreements, including from any transporters under any Gas transportation agreements (other than precedent agreements), Gas suppliers under any Gas supply agreements, LNG Buyers or guarantors of LNG SPAs, in each case other than those set forth above~~.~~ or (ii) maintain a Direct Agreement with respect to an LNG SPA or the Shipping Services Agreement related to such LNG SPA if such LNG SPA becomes a Disqualified LNG SPA in accordance with Section 8.1(d) (LNG SPA Maintenance) of the Common Terms Agreement.”
“(m)    If any Qualifying LNG SPA becomes a Disqualified LNG SPA pursuant to Section 8.1(d) (LNG SPA Maintenance) of the Common Terms Agreement, the Security Trustee is hereby authorized to execute any termination of, or release or expiration of, any Direct Agreement in effect with respect to such Disqualified LNG SPA.”
(e)amending Section 3.5(b) and (e) (Perfection and Maintenance of Security Interests) of the Common Security and Account Agreement by inserting the double-underlined text (example: double-underlined text) and deleting the stricken text (example: ~~stricken text~~) as set forth below:

“(b)    Collateral in Possession of Bailee; Perfection. If any goods (excluding Gas) in which any Securing Party owns or has an interest are now or at any time in the possession of a bailee and the value of such goods in the possession of such bailee is above $~~10,000,000~~ 50,000,000:”
“~~(e)    From and after the Closing Date, with respect to any Letter-of-Credit Rights, the Securing Parties have ensured and shall ensure that, as promptly as reasonably practicable after receipt of a Letter-of-Credit, the Security Trustee has control thereof by ensuring that the Security Trustee takes possession thereof and obtaining a written consent from each issuer of each related letter of credit to the assignment of the proceeds of such letter of credit to the Security Trustee, except for (i) Letter-of-Credit Rights under any letters of credit which, at the time they are granted to a Securing Party, have a face value of less than $10,000,000 individually or $40,000,000 in the aggregate or (ii) from and after the Stage 3 Closing Date, Letter-of-Credit Rights delivered by CMI (UK) to CCL under the CMI Security Agreement or a Shipping Services Agreement which, at the time they are granted to a Securing Party, have a face value of less than $30,000,000 individually or $90,000,000 in the aggregate.~~
(e)    [Reserved].”
(f)amending Section 4.5(i) (Senior Debt Service Reserve Account) of the Common Security and Account Agreement by inserting the double-underlined text (example: double-underlined text) as set forth below:
“(i)    As of the date hereof, the Senior Debt Service Reserve Account has been funded by the issuance of Acceptable Debt Service Reserve LCs for the benefit of the Security Trustee under the Working Capital Facility Agreement in an amount equivalent to the Reserve Amount as of the Stage 3 Closing Date. Following the date hereof, in accordance with Section 4.7 (Cash Waterfall) or Section 4.8 (Accounts During the Continuance of a Declared Event of Default), the Company shall continue to cause the Senior Debt Service Reserve Account to be funded up to the then-applicable Reserve Amount, from disbursements of Senior Debt as permitted in the applicable Senior Debt Instrument, from Cash Flows in accordance with Section 4.7 (Cash Waterfall) or Section 4.8 (Accounts During the Continuance of a Declared Event of Default), Equity Funding and/or obtaining additional Acceptable Debt Service Reserve LCs.”
(g)amending Section 12.6(c) (Confidentiality) of the Common Security and Account Agreement by inserting the double-underlined text (example: double-underlined text) and deleting the stricken text (example: ~~stricken text~~) as set forth below:

“(c)    Additionally, disclosure of any confidential document that contains confidentiality restrictions that require any Securing Party, or the Sponsor or any of their Affiliates, as applicable, to comply with a restricted procedure and ~~LNG SPAs~~ any contracts or documents containing commercially sensitive information and identified as such by the Company to the Security Trustee (each such document, a “Restricted Document”) shall only be permitted subject to compliance with the procedures in this clause (c). Restricted Documents may be disclosed to the Intercreditor Agent and the applicable Consultant or legal advisor (to the extent required by such Consultant or legal advisor in order to deliver reports required pursuant to any Finance Document) only (subject to redaction of commercially sensitive information in any such disclosed Restricted Documents provided to the Intercreditor Agent, Consultant or legal advisor and/or subject, if necessary or advisable based on the relevant Restricted Document to any such recipient providing confidentiality undertakings or agreements directly to the applicable counterparty to such Restricted Document).”
(h)amending Section 12.14(b) (Amendments) of the Common Security and Account Agreement by substituting an incorrect reference to Section 3.5(e) for a correct reference to Section 3.5(g).
(i)Adding paragraph (u) to Section 1.2 (Interpretation) of Schedule A (Common Definitions and Rules of Interpretation) to the Common Security and Accounts Agreement by inserting the double-underlined text (example: double-underlined text) as set forth below:
“(u)    with respect to action by the Security Trustee, any action that is “authorized” and/or “authorized and directed” to be taken by the Security Trustee pursuant to the terms hereof shall mean that the Security Trustee is authorized and instructed as of the date hereof by such terms to take the relevant action without any further direction, consent or action of the Secured Parties upon the occurrence of the events in respect of which such action by the Security Trustee is “authorized” and/or “authorized and directed” as applicable.”
(j)adding the definition of “Disqualified LNG SPA” to Section 1.3 (Definitions) of Schedule A (Common Definitions and Rules of Interpretation) to the Common Security and Accounts Agreement by inserting the text as set forth below:

““Disqualified LNG SPA” has the meaning set forth in Section 8.1(d) (LNG SPA Maintenance) of the Common Terms Agreement.”

(k)amending the definition of “Permitted Hedging Instrument” in Section 1.3 (Definitions) of Schedule A (Common Definitions and Rules of Interpretation) to the Common Security and Accounts Agreement by deleting the stricken text (example: ~~stricken text~~) as set forth below:

““Permitted Hedging Instrument” means a Hedging Instrument entered into by a Loan Party in the ordinary course of business and that (i) is with a Hedging Bank, a Gas Hedge Provider, a Power Hedge Provider or any other party that is a counterparty to a Hedging Instrument, (ii) if secured, is of the type referred to in clause (a) or (b) of the definition of Hedging Instrument and (iii) is entered for non-speculative purposes and is on arm’s-length terms~~; provided that (a) if such Hedging Instrument is a Gas Hedging Instrument, Permitted Hedging Instruments are limited to the following: (1) Futures Contracts, Fixed-Floating Futures Swaps, NYMEX Natural Gas Futures Contracts and Swing Swaps for gas hedging purposes for up to a maximum of 207.5 TBtu of gas utilizing intra-month and up to 24 prompt month contracts, (2) Index Swaps for gas hedging purposes for up to a maximum of 98.8 TBtu per month of gas utilizing up to 24 prompt month contracts, and (3) Basis Swaps for gas hedging purposes for up to a maximum of 98.8 TBtu per month with a tenor up to 60 months, where the limitations in each of the categories described in sub-clauses (1), (2) and (3) are not aggregated, and (b) if such Hedging Instrument is a Power Hedging Instrument, the aggregate quantum under such Hedging Instrument does not exceed 3,650,000 megawatt hours and each such Hedging Instrument is for a period not to exceed 60 months where the first month is the month in which the power hedging contract is executed~~. “Permitted Hedging Instrument” includes any “Permitted Senior Debt Hedging Instrument.””

(l)amending the definition of “Restricted Payment” in Section 1.3 (Definitions) of Schedule A (Common Definitions and Rules of Interpretation) to the Common Security and Accounts Agreement by inserting the double-underlined text (example: double-underlined text) and deleting the stricken text (example: ~~stricken text~~) as set forth below:

““Restricted Payment” means (a) any dividend or other distribution by the Borrower (in cash, property of the Borrower, securities, obligations, or other property) on, or other dividends or distributions on account of, or the setting apart of money for a sinking or other analogous fund for, or the purchase, redemption, retirement or other acquisition by the Borrower of, any portion of any membership interest in the Borrower and (b) all payments (in cash, property of the Borrower, securities, obligations, or other property) of principal of, interest on and other amounts with respect to, or other payments on account of, or the setting apart of money for a sinking or other analogous fund for, or the purchase, redemption, retirement or other acquisition by the Borrower of, any Indebtedness owed to Holdco or any other Person party to a pledge agreement or any Affiliate thereof, including any Subordinated Debt. Restricted Payments shall not include payments to the Manager for fees and costs pursuant to Management Services Agreements and fees and costs payable pursuant to the Gas and Power Supply Services Agreement and payments to the Operator pursuant to the O&M Agreements (which shall be paid in accordance with Section 4.7 (Cash Waterfall) of the Common Security and Account Agreement); Permitted Payments (which shall be paid in accordance with Section 4.7 (Cash Waterfall) of the Common Security and Account Agreement); Senior Debt proceeds applied in accordance with  ~~amounts paid in accordance with~~ Section 2.7 ~~(Stage 3 Senior Debt/Equity Ratio at Stage 3 Completion Date)~~ (Reimbursements of Equity Funding) of the Common Terms Agreement; and any of the payments in (a) or (b) above (whether in cash, securities, obligations or otherwise) made among any of the Loan Parties.”
(m)Amending paragraph (d) of the definition of “Subsequent Material Project Agreement” in Section 1.3 (Definitions) of Schedule A (Common Definitions and Rules of Interpretation) to the Common Security and Accounts Agreement by inserting the double-underlined text (example: double-underlined text) and deleting the stricken text (example: ~~stricken text~~) as set forth below:

(d)    any contract, agreement, letter agreement or other instrument (other than a Real Property Document) that is not otherwise expressly covered by clauses (a), (b), (c), (e), (f) or (g) of this definition that, (i) contains obligations and liabilities that are in excess of $100 million over its term (including after taking into account all amendments, amendments and restatements, supplements, or waivers to any such contract, agreement, letter agreement or other instrument) and (ii) is for a term that is greater than 10 years under this clause (d); provided that the following shall not constitute Subsequent Material Project Agreements: (A) any construction contracts entered into following the Stage 3 Closing Date, until such time as any Loan Party has entered into construction contracts following the Stage 3 Closing Date that contain obligations and liabilities which in the aggregate are equal to at least $100 million, (B) any LNG SPAs that are not Qualifying LNG SPAs and any guarantee thereof, (C) prior to the incurrence of any Expansion Senior Debt following the Stage 3 Closing Date, any contract, agreement, letter agreement or other instrument containing obligations or liabilities which is not effective by its terms unless and until the Expansion Senior Debt is incurred, (D) any Gas supply contracts (other than any Linked GSA-SPA), ~~and~~ (E) any agreements related solely to the Stage 3 Development except any Qualifying LNG SPAs and any agreements with Affiliates that otherwise meet the thresholds set forth in this clause (d), and (F) any guarantees provided by a Loan Party in support of another Loan Party in connection with a Material Project Agreement;
Section 2. Effectiveness. This First Amendment shall be effective upon (x) the receipt by the Intercreditor Agent of executed counterparts of this First Amendment by the Company and each Guarantor and (y) the execution of this First Amendment by the Intercreditor Agent.
Section 3. Finance Document. This First Amendment constitutes a Finance Document as such term is defined in, and for purposes of, the Common Terms Agreement
Section 4. GOVERNING LAW. THIS FIRST AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, UNITED STATES WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES THEREOF THAT WOULD RESULT IN THE APPLICATION OF THE LAW OF ANY OTHER JURISDICTION.
Section 5. Headings. All headings in this First Amendment are included only for convenience and ease of reference and shall not be considered in the construction and interpretation of any provision hereof.
Section 6. Binding Nature and Benefit. This First Amendment shall be binding upon and inure to the benefit of each party hereto and their respective successors and permitted transfers and assigns.
Section 7. Counterparts. This First Amendment may be executed in multiple counterparts, each of which shall be deemed an original and all of which, when taken together, shall constitute one agreement. Delivery of an executed signature page of this First Amendment by facsimile or other electronic transmission (e.g., “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart hereof. Any signature to this First Amendment may be delivered by facsimile, electronic mail (including pdf) or any electronic signature complying with the U.S. federal ESIGN Act of 2000 or the New York Electronic Signature and Records Act or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes to the fullest extent permitted by applicable law.
Section 8. No Modifications; No Other Matters. Except as expressly provided for herein, the terms and conditions of the Common Security and Account Agreement shall continue unchanged and shall remain in full force and effect. Each amendment granted herein shall apply solely to the matters set forth herein and such amendment shall not be deemed or construed as an amendment of any other matters, nor shall such amendment apply to any other matters.
[Signature pages follow]

IN WITNESS WHEREOF, the parties have caused this First Amendment to the Common Security and Account Agreement to be duly executed and delivered as of the day and year first above written.

CHENIERE CORPUS CHRISTI HOLDINGS, LLC, as the Company

By:	/s/ Matthew Healey
	Name:	Matthew Healey
	Title:	Senior Vice President, Finance and Treasury

CORPUS CHRISTI LIQUEFACTION, LLC, as Guarantor

By:	/s/ Matthew Healey
	Name:	Matthew Healey
	Title:	Senior Vice President, Finance and Treasury

CHENIERE CORPUS CHRISTI PIPELINE, L.P., as Guarantor

By:	/s/ Matthew Healey
	Name:	Matthew Healey
	Title:	Senior Vice President, Finance and Treasury

CORPUS CHRISTI PIPELINE GP, LLC, as Guarantor

By:	/s/ Matthew Healey
	Name:	Matthew Healey
	Title:	Senior Vice President, Finance and Treasury

Signature Page to First Amendment to
Second A&R Common Security and Account Agreement

IN WITNESS WHEREOF, the parties have caused this First Amendment to the Common Security and Account Agreement to be duly executed and delivered as of the day and year first above written.

SOCIÉTÉ GÉNÉRALE, as Security Trustee
By: /s/ Kevin Soucy
Name: Kevin Soucy
Title: Director

Signature Page to First Amendment to
Second A&R Common Security and Account Agreement

    IN WITNESS WHEREOF, the parties have caused this First Amendment to the Common Security and Account Agreement to be duly executed and delivered as of the day and year first above written.

SOCIÉTÉ GÉNÉRALE,
as Intercreditor Agent, on its own behalf and on behalf of the Intercreditor Parties, solely for purposes of consenting to the Security Trustee’s execution of the amendment pursuant to Section 7.2(a)(i) of the Common Security and Account Agreement

By: /s/ Kevin Soucy
Name: Kevin Soucy
Title: Director

Signature Page to First Amendment to
Second A&R Common Security and Account Agreement